UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2024

Kidpik Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41032	81-3640708
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Park Avenue South, 3rd Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 399-2323

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 3, 2024, Ezra Dabah, the Chief Executive Officer and Chairman of Kidpik Corp., a Delaware corporation (“Kidpik”), entered into a Voting Agreement, effective as of the same date (the “Voting Agreement”), with Ezra Dabah’s children, Moshe Dabah, who is also our Vice President, Chief Operating Officer and Chief Technology Officer (who holds 36,852 shares of outstanding common stock), Eva Yagoda (who holds 13,420 shares of common stock), Joia Kazam (who holds 13,420 shares of common stock), Chana Rapaport (who holds 13,420 shares of common stock) and Yaacov Dabah (who holds 19,325 shares of common stock); and certain trusts in the names of Mr. Dabah’s children, the u/a/d 02/02/1997, Trust FBO Eva Dabah; the u/a/d 02/02/1997, Trust FBO Joia Kazam; the u/a/d 02/02/1997, Trust FBO Moshe Dabah; the u/a/d 02/02/1997, Trust FBO Chana Dabah; and the u/a/d 02/02/1997, Trust FBO Yaacov Dabah (which in aggregate hold 301,682 shares of common stock), and which are beneficially owned by Mr. Dabah’s wife and mother-in-law (each a “Stockholder”). Pursuant to the Voting Agreement, each Stockholder party thereto provided complete authority to Ezra Dabah to vote the shares of common stock held by such Stockholder, and any future voting shares obtained by such Stockholder, at any and all meetings of stockholders of the Company and via any written consents.

The Voting Agreement replaced a prior Voting Agreement which expired on August 31, 2024, pursuant to its terms, which was between each of the parties to the Voting Agreement, and Ezra Dabah’s sister and brother, and provided Ezra Dabah similar voting rights to each of the voting shares held by each of the other parties thereto (the “Prior Voting Agreement”).

The Voting Agreement has a term through December 31, 2027, but can be terminated at any time by Mr. Dabah and terminates automatically upon the death of Mr. Dabah, as to any specific Stockholder, when such stockholder no longer holds any voting shares, and to any individual Stockholder, the date that Mr. Dabah has released such Stockholder from the terms of the Voting Agreement in writing. In connection with their entry into the Voting Agreement, each of the Stockholders provided Mr. Dabah an irrevocable voting proxy to vote the shares covered by the Voting Agreement.

As a result of the Voting Agreement, Mr. Dabah beneficially owns approximately 59.4% of the Company’s outstanding voting stock. Prior to the expiration of the Prior Voting Agreement, Mr. Dabah beneficially owned approximately 66.6% of the Company’s voting stock, and between September 1, 2024 and September 3, 2024, Mr. Dabah beneficially owned approximately 39.0% of the Company’s outstanding voting stock.

The Company is a party to the Voting Agreement, solely to assist in the enforcement of its terms.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Voting Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Voting Agreement effective September 3, 2024, by and among Ezra Dabah, and each of Eva Yagoda, Joia Kazam, Moshe Dabah, Chana Rapaport, Yaacov Dabah, the u/a/d 02/02/1997, Trust FBO Eva Dabah; the u/a/d 02/02/1997, Trust FBO Joia Kazam; the u/a/d 02/02/1997, Trust FBO Moshe Dabah; the u/a/d 02/02/1997, Trust FBO Chana Dabah; and the u/a/d 02/02/1997, Trust FBO Yaacov Dabah
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2024

Kidpik Corp.

By:	/s/ Ezra Dabah
Name:	Ezra Dabah
Title:	Chief Executive Officer